EXHIBIT 99.06

CONSENT

     The undersigned, who has agreed to serve as a member of the Board of Directors of Symantec Corporation (the “Company”) following the completion of the merger between VERITAS Software Corporation and Carmel Acquisition Corp., a wholly owned subsidiary of the Company, hereby grants the Company consent to incorporate his name by reference in its 462(b) registration statement on Form S-4 (the “Registration Statement”), which incorporates by reference the joint proxy statement / prospectus included in the Company’s prior registration statement on Form S-4 (File No. 333-122724), and all amendments, including post-effective amendments, to the Registration Statement.

Dated: June 30, 2005

/s/ GARY L. BLOOM
Gary L. Bloom